EXHIBIT 99.1

Steelcase Reports Second Quarter Results

GRAND RAPIDS, Mich., Sept. 18, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported second quarter revenue of $775.6 million and net income of $36.9 million, or diluted earnings of $0.31 per share.  In the prior year, Steelcase reported $758.0 million of revenue, diluted earnings of $0.31 per share and adjusted earnings of $0.32 per share.

Revenue increased 2 percent in the second quarter compared to the prior year, while order growth was flat.  The Americas revenue and orders declined less than 1 percent compared to the prior year, as continued growth in the company's new products and solutions was offset by declines in traditional furniture applications.  Demand from large customers remained subdued, but the rate of decline was lower than the first quarter.  EMEA revenue increased 5 percent, or 4 percent on an organic basis, and orders grew modestly, reflecting mixed results across the region.  The Other category posted revenue growth of 20 percent, or 19 percent on an organic basis, driven by continued strength in Asia Pacific, and order growth was 3 percent.

“We are pleased with our overall performance in the second quarter, which included better than expected operating results in the Americas segment.  We remain on track to launch more than 80 new products, enhancements and extensions in fiscal 2018, and we are significantly increasing the design-driven choices available to our customers through three new relationships announced over the past week," said Jim Keane, president and CEO.  "In addition, we have seen recent improvement in our project win rates linked to our innovation, and our updated pipeline of project activity includes some notable increases from a few of our largest corporate customers."

Current quarter operating income of $54.2 million compares to operating income of $61.9 million in the prior year.  Improvements in the operating results in EMEA and Asia Pacific were more than offset by a decline in the Americas which was driven by higher cost of sales as a percentage of revenue and higher operating expenses.

Cost of sales of 66.7 percent of revenue in the current quarter represented an increase of 140 basis points compared to a very strong prior year and reflected mixed results across the segments.  In the Americas, cost of sales of 65.6 percent was 250 basis points higher than the prior year, which represented the lowest level of cost of sales as a percentage of revenue in more than a decade.  The current quarter reflected increased discounting and incentives, higher commodity costs, investments in support of product development and manufacturing agility, and unfavorable shifts in business mix.  In EMEA, cost of sales improved by 280 basis points, driven largely by benefits associated with cost reduction and other gross margin improvement initiatives.  Cost of sales in the Other category improved by 30 basis points over the prior year, as the benefits associated with higher revenue were partially offset by inventory adjustments.

Operating expenses of $204.2 million in the second quarter represented an increase of $3.3 million compared to the prior year, or an $8.7 million sequential decline compared to the first quarter.  The current quarter results included a $4.0 million gain on the sale of property in EMEA and $1.8 million of lower deferred compensation expense compared to the prior year.  Beyond these items, the increased spending compared to the prior year reflected continued investments in product development, sales, marketing and information technology that support the company's strategies, including developing new products, enhancements and applications, expanding ancillary offerings and marketing partnerships, addressing product gaps and pursuing other areas for growth.

Income tax expense of $13.8 million in the current quarter, which included a $3.9 million favorable tax adjustment, reflected an effective tax rate of 27.2 percent.

"The property gain and discrete tax benefit recorded in the second quarter had the effect of increasing earnings per share by approximately $0.05 after consideration of the related variable compensation expense," said Dave Sylvester, senior vice president and CFO.  "Beyond these items, we were pleased with our operating results and the actions our employees took to pull back on discretionary spending, which allowed us to stay more fully invested in the significant number of new product introductions we are planning over the next several quarters."

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $373 million, and total debt was $296 million, at the end of the second quarter.

During the second quarter, the Company repurchased a total of 2.0 million shares of Class A Common Stock for a total cost of $27.3 million.  A total of $99.2 million remained under the company's share repurchase authorization at the end of the second quarter.

The Board of Directors has declared a quarterly cash dividend of $0.1275 per share, to be paid on or before October 12, 2017, to shareholders of record as of September 28, 2017.

Outlook

The company expects third quarter fiscal 2018 revenue to be in the range of $785 to $810 million, which includes approximately $11 million of estimated favorable currency translation effects compared to the prior year and reflects a range of an organic decline of 1 percent to organic growth of 2 percent compared to the prior year.  In the third quarter of fiscal 2017, the company reported revenue of $786.5 million.

Steelcase expects to report diluted earnings per share between $0.21 to $0.25 for the third quarter of fiscal 2018.  The third quarter estimate includes an expected sequential increase in operating expenses of approximately $10 million compared to the second quarter (adjusted for the gain on property sale), as well as an expected sequential increase in cost of sales as a percentage of revenue due to seasonal shifts in business mix.  Steelcase reported diluted earnings per share of $0.28 and adjusted earnings per share of $0.30 in the third quarter of fiscal 2017.

"We see multiple signs that point to improved growth in the coming quarters," said Jim Keane.  "In addition to the significant number of new product introductions in fiscal 2018, we are expanding our market by recently launching smart and connected products that enhance workplace strategies and new relationships to expand our response to the increased demand for ancillary solutions.  Increasing the breadth of our offerings is critical to support our customers as they navigate the growing importance of enabling creativity and innovation, increasing employee engagement and augmenting performance in the workplace."

Corporate Highlights:

  Steelcase announced a relationship with FLOS, a worldwide leader in lighting whose portfolio includes decorative, architectural and custom lighting.
  In EMEA, Steelcase announced a relationship with Bolia, a contemporary Danish furniture designer and maker.  An exclusive, curated collection of Bolia designs will be available through Steelcase dealers.
  Steelcase announced a relationship with Mitchell Gold + Bob Williams, a premier residential and commercial furniture manufacturer and retailer.
  Senior Steelcase and Microsoft leaders, including Steelcase president and CEO Jim Keane and president of Microsoft Japan Takuya Hirano, co-hosted an August event in Tokyo on unleashing creative potential in organizations.
  Steelcase Inc. pledged a gift of $50,000 to the United Way of Greater Houston to aide in Hurricane Harvey relief efforts.  In addition, the Steelcase Foundation will gift $100,000 to the Center of Disaster Philanthropy Hurricane Harvey Fund and will match Steelcase employee donations to select philanthropies supporting those impacted.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 25,	August 26,	%	August 25,	August 26,	%
	2017	2016	Change	2017	2016	Change

Revenue
Americas (1)	$568.5	$571.0	(0.4)%	$1,103.5	$1,091.4	1.1%
EMEA (2)	118.2	112.8	4.8%	231.3	238.1	(2.9)%
Other (3)	88.9	74.2	19.8%	175.9	147.3	19.4%
Consolidated revenue	$775.6	$758.0	2.3%	$1,510.7	$1,476.8	2.3%

Operating income (loss)
Americas	$57.7	$78.0		$99.5	$124.6
EMEA	(3.6)	(11.4)		(12.2)	(17.6)
Other	6.8	3.5		13.3	5.7
Corporate (4)	(6.7)	(8.2)		(16.5)	(17.5)
Consolidated operating income	$54.2	$61.9		$84.1	$95.2

Operating income percent	7.0%	8.2%		5.6%	6.4%

Revenue mix
Americas	73.3%	75.3%		73.0%	73.9%
EMEA	15.2%	14.9%		15.3%	16.1%
Other	11.5%	9.8%		11.7%	10.0%

 Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q2 2018 vs. Q2 2017
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2017 revenue	$758.0	$571.0	$112.8	$74.2
Divestitures	(1.0)	—	(1.0)	—
Currency translation effects*	2.4	0.1	2.0	0.3
Q2 2017 revenue, adjusted	759.4	571.1	113.8	74.5

Q2 2018 revenue	775.6	568.5	118.2	88.9
Organic growth (decline) $	$16.2	$(2.6)	$4.4	$14.4
Organic growth (decline) %	2%	0%	4%	19%

* Currency translation effects represent the estimated net effect of translating Q2 2017 foreign currency revenues using the average exchange rates during Q2 2018.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2018 vs. Q3 2017
Steelcase Inc.

Q3 2017 revenue	$786.5
Divestitures	(1.1)
Currency translation effects*	10.9
Q3 2017 revenue, adjusted	796.3

Q3 2018 revenue, projected	$785 - $810
Organic growth (decline) $	($11) - $14
Organic growth (decline) %	(1)% - 2%

* Currency translation effects represent the estimated net effect of translating Q3 2017 foreign currency revenues using the exchange rates at the end of Q2 2018.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 25, 2017	August 26, 2016

Diluted earnings per share	$0.31	$0.31
Restructuring costs per share	—	0.01
Income tax effect of restructuring costs, per share	—	—
Diluted earnings per share, adjusted	$0.31	$0.32

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2017		August 26, 2016		August 25, 2017		August 26, 2016
Revenue	$775.6	100.0%	$758.0	100.0%	$1,510.7	100.0%	$1,476.8	100.0%
Cost of sales	517.2	66.7	494.9	65.3	1,009.5	66.8	979.7	66.3
Restructuring costs	—	—	—	—	—	—	4.2	0.3
Gross profit	258.4	33.3	263.1	34.7	501.2	33.2	492.9	33.4
Operating expenses	204.2	26.3	200.9	26.5	417.1	27.6	397.0	26.9
Restructuring costs	—	—	0.3	—	—	—	0.7	0.1
Operating income	$54.2	7.0%	$61.9	8.2%	$84.1	5.6%	$95.2	6.4%
Interest expense	(4.4)	(0.6)	(4.4)	(0.6)	(8.7)	(0.7)	(8.6)	(0.6)
Investment income	0.4	—	0.3	—	0.8	0.1	0.8	0.1
Other income, net	0.5	0.1	1.8	0.3	2.9	0.2	3.9	0.3
Income before income tax expense	50.7	6.5	59.6	7.9	79.1	5.2	91.3	6.2
Income tax expense	13.8	1.7	21.4	2.9	24.1	1.6	33.7	2.3
Net income	$36.9	4.8%	$38.2	5.0%	$55.0	3.6%	$57.6	3.9%

Operating income	$54.2	7.0%	$61.9	8.2%	$84.1	5.6%	$95.2	6.4%
Add: restructuring costs	—	—	0.3	—	—	—	4.9	0.4
Adjusted operating income	$54.2	7.0%	$62.2	8.2%	$84.1	5.6%	$100.1	6.8%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2017		August 26, 2016		August 25, 2017		August 26, 2016
Revenue	$568.5	100.0%	$571.0	100.0%	$1,103.5	100.0%	$1,091.4	100.0%
Cost of sales	372.7	65.6	360.5	63.1	725.8	65.8	703.2	64.4
Restructuring costs	—	—	—	—	—	—	2.6	0.3
Gross profit	195.8	34.4	210.5	36.9	377.7	34.2	385.6	35.3
Operating expenses	138.1	24.3	132.5	23.2	278.2	25.2	261.0	23.9
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$57.7	10.1%	$78.0	13.7%	$99.5	9.0%	$124.6	11.4%
Add: restructuring costs	—	—	—	—	—	—	2.6	0.3
Adjusted operating income	$57.7	10.1%	$78.0	13.7%	$99.5	9.0%	$127.2	11.7%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2017		August 26, 2016		August 25, 2017		August 26, 2016
Revenue	$118.2	100.0%	$112.8	100.0%	$231.3	100.0%	$238.1	100.0%
Cost of sales	86.8	73.4	86.0	76.2	171.4	74.1	179.3	75.3
Restructuring costs	—	—	—	—	—	—	1.6	0.7
Gross profit	31.4	26.6	26.8	23.8	59.9	25.9	57.2	24.0
Operating expenses	35.0	29.6	37.9	33.6	72.1	31.2	74.1	31.1
Restructuring costs	—	—	0.3	0.3	—	—	0.7	0.3
Operating loss	$(3.6)	(3.0)%	$(11.4)	(10.1)%	$(12.2)	(5.3)%	$(17.6)	(7.4)%
Add: restructuring costs	—	—	0.3	0.3	—	—	2.3	1.0
Adjusted operating loss	$(3.6)	(3.0)%	$(11.1)	(9.8)%	$(12.2)	(5.3)%	$(15.3)	(6.4)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2017		August 26, 2016		August 25, 2017		August 26, 2016
Revenue	$88.9	100.0%	$74.2	100.0%	$175.9	100.0%	$147.3	100.0%
Cost of sales	57.7	64.9	48.4	65.2	112.3	63.8	97.2	66.0
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	31.2	35.1	25.8	34.8	63.6	36.2	50.1	34.0
Operating expenses	24.4	27.5	22.3	30.1	50.3	28.6	44.4	30.1
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$6.8	7.6%	$3.5	4.7%	$13.3	7.6%	$5.7	3.9%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$6.8	7.6%	$3.5	4.7%	$13.3	7.6%	$5.7	3.9%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 25, 2017	August 26, 2016	August 25, 2017	August 26, 2016
Operating loss	$(6.7)	$(8.2)	$(16.5)	$(17.5)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(6.7)	$(8.2)	$(16.5)	$(17.5)

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; its restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 25, 2017	August 26, 2016	August 25, 2017	August 26, 2016
Revenue	$775.6	$758.0	$1,510.7	$1,476.8
Cost of sales	517.2	494.9	1,009.5	979.7
Restructuring costs	—	—	—	4.2
Gross profit	258.4	263.1	501.2	492.9
Operating expenses	204.2	200.9	417.1	397.0
Restructuring costs	—	0.3	—	0.7
Operating income	54.2	61.9	84.1	95.2
Interest expense	(4.4)	(4.4)	(8.7)	(8.6)
Investment income	0.4	0.3	0.8	0.8
Other income, net	0.5	1.8	2.9	3.9
Income before income tax expense	50.7	59.6	79.1	91.3
Income tax expense	13.8	21.4	24.1	33.7
Net income	$36.9	$38.2	$55.0	$57.6

Earnings per share:
Basic	$0.31	$0.32	$0.46	$0.47
Diluted	$0.31	$0.31	$0.46	$0.47
Weighted average shares outstanding - basic	119.7	121.1	119.8	121.4
Weighted average shares outstanding - diluted	119.9	121.5	120.0	121.9

Dividends declared and paid per common share	$0.1275	$0.1200	$0.2550	$0.2400

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 25, 2017	February 24, 2017

ASSETS
Current assets:
Cash and cash equivalents	$139.3	$197.1
Short-term investments	64.8	73.4
Accounts receivable, net	340.9	307.6
Inventories	173.5	163.1
Prepaid expenses	26.2	19.1
Other current assets	48.5	58.9
Total current assets	793.2	819.2

Property, plant and equipment, net	429.2	408.1
Company-owned life insurance ("COLI")	168.8	168.8
Deferred income taxes	189.1	179.6
Goodwill	107.1	106.7
Other intangible assets, net	16.4	16.8
Investments in unconsolidated affiliates	50.1	50.5
Other assets	21.2	42.3
Total assets	$1,775.1	$1,792.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$223.7	$216.8
Short-term borrowings and current portion of long-term debt	2.8	2.8
Accrued expenses:
Employee compensation	102.6	154.3
Employee benefit plan obligations	23.6	35.0
Accrued promotions	25.9	19.0
Customer deposits	20.2	15.9
Product warranties	18.6	20.4
Other	67.9	59.2
Total current liabilities	485.3	523.4

Long-term liabilities:
Long-term debt less current maturities	293.3	294.6
Employee benefit plan obligations	134.3	134.3
Other long-term liabilities	67.3	73.2
Total long-term liabilities	494.9	502.1
Total liabilities	980.2	1,025.5

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(28.5)	(50.6)
Retained earnings	823.4	817.1
Total shareholders’ equity	794.9	766.5
Total liabilities and shareholders’ equity	$1,775.1	$1,792.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 25, 2017	August 26, 2016
OPERATING ACTIVITIES
Net income	$55.0	$57.6
Depreciation and amortization	31.2	29.4
Deferred income taxes	(4.0)	18.7
Non-cash stock compensation	11.7	12.5
Equity in income of unconsolidated affiliates	(5.4)	(4.8)
Dividends received from unconsolidated affiliates	6.1	5.1
Other	(2.3)	(4.5)
Changes in operating assets and liabilities:
Accounts receivable	(25.2)	(0.1)
Inventories	(7.2)	(4.2)
VAT recoverable	9.5	13.2
Other assets	9.8	(13.4)
Accounts payable	2.8	10.1
Employee compensation liabilities	(59.2)	(70.3)
Employee benefit obligations	(15.7)	(14.9)
Accrued expenses and other liabilities	15.2	(14.3)
Net cash provided by operating activities	22.3	20.1

INVESTING ACTIVITIES
Capital expenditures	(36.6)	(26.8)
Purchases of investments	(52.1)	(37.2)
Liquidations of investments	60.7	74.8
Other	9.8	0.8
Net cash provided by (used in) investing activities	(18.2)	11.6

FINANCING ACTIVITIES
Dividends paid	(30.9)	(29.6)
Common stock repurchases	(33.1)	(32.5)
Excess tax benefit from vesting of stock awards	—	(0.3)
Repayment of long-term debt and lines of credit	(1.3)	(0.7)
Net cash used in financing activities	(65.3)	(63.1)

Effect of exchange rate changes on cash and cash equivalents	3.4	1.0

Net decrease in cash and cash equivalents	(57.8)	(30.4)
Cash and cash equivalents, beginning of period	197.1	181.9
Cash and cash equivalents, end of period	$139.3	$151.5

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505